                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE 13D

                          UNDER THE SECURITIES EXCHANGE
                                   ACT OF 1934
                                (AMENDMENT NO. 4)

                           VITALSTREAM HOLDINGS, INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    817253107

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          DOLPHIN EQUITY PARTNERS, L.P.
                        750 LEXINGTON AVENUE, 16TH FLOOR
                            NEW YORK, NEW YORK 10022
                        ATTENTION: MR. RICHARD J. BREKKA
                               TEL: (212) 446-1600

                                 WITH A COPY TO:

                              KIRKLAND & ELLIS LLP
                                CITIGROUP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                         ATTENTION: MR. JOHN KUEHN, ESQ.
                               TEL: (212) 446-4821

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               February 17, 2006

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 817253107                   13D                           Page 2 of 12

                      [Repeat following page as necessary]

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE
      PERSONS (ENTITIES ONLY)

               Dolphin Communications Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

              WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(D) OR 2(E)                                                    [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
    NUMBER OF     7     SOLE VOTING POWER

     SHARES             1,219,741 shares of common stock(1)
                  --------------------------------------------------------------
  BENEFICIALLY    8     SHARED VOTING POWER

   OWNED BY             --
                  --------------------------------------------------------------
     EACH         9     SOLE DISPOSITIVE POWER

   REPORTING            1,219,741 shares of common stock(1)
                  --------------------------------------------------------------
    PERSON        10    SHARED DISPOSITIVE POWER

     WITH               --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,219,741 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications, L.P., Dolphin Communications I, L.L.C. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                   13D                           Page 3 of 12

                      [Repeat following page as necessary]

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE
      PERSONS (ENTITIES ONLY)

               Dolphin Communications Parallel Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(D) OR 2(E)                                                    [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
    NUMBER OF     7     SOLE VOTING POWER

     SHARES                  513,989 shares of common stock(1)
                  --------------------------------------------------------------
  BENEFICIALLY    8     SHARED VOTING POWER

   OWNED BY             --
                  --------------------------------------------------------------
     EACH         9     SOLE DISPOSITIVE POWER

   REPORTING                 513,989 shares of common stock(1)
                  --------------------------------------------------------------
    PERSON        10    SHARED DISPOSITIVE POWER

     WITH               --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            513,989 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications, L.P., Dolphin Communications I, L.L.C. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                   13D                           Page 4 of 12

                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                          [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
    NUMBER OF     7     SOLE VOTING POWER

     SHARES             9,913,028 shares of common stock(1)
                  --------------------------------------------------------------
  BENEFICIALLY    8     SHARED VOTING POWER

   OWNED BY             --
                  --------------------------------------------------------------
     EACH         9     SOLE DISPOSITIVE POWER

   REPORTING            9,913,028 shares of common stock(1)
                  -------------------------------------------------------------
    PERSON        10    SHARED DISPOSITIVE POWER
                                                                               -
     WITH               --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,913,028 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        11.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications II, L.P., Dolphin Communications, L.L.C. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                   13D                           Page 5 of 12
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications Parallel Fund II (Netherlands), L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[X]

                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                          [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            1,113,700 shares of common stock(1)
                  --------------------------------------------------------------
   BENEFICIALLY   8     SHARED VOTING POWER

     OWNED BY           --
                  --------------------------------------------------------------
       EACH       9     SOLE DISPOSITIVE POWER

     REPORTING          1,113,700 shares of common stock(1)
                  --------------------------------------------------------------
      PERSON            10    SHARED DISPOSITIVE POWER

       WITH             --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,113,700 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications II, L.P., Dolphin Communications, L.L.C. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                   13D                           Page 6 of 12
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dolphin Communications, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[X]

                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

               AP
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(D) OR 2(E)                                                    [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            1,733,730 shares of common stock(1)
                  --------------------------------------------------------------
   BENEFICIALLY   8     SHARED VOTING POWER

     OWNED BY
                  --------------------------------------------------------------
       EACH       9     SOLE DISPOSITIVE POWER

     REPORTING          1,733,730 shares of common stock(1)
                  --------------------------------------------------------------
      PERSON      10    SHARED DISPOSITIVE POWER

       WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,733,730 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications Fund, L.P., Dolphin Communications Parallel Fund, L.P., Dolphin Communications I, L.L.C. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                    13D                          Page 7 of 12
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [X]

                                                          (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                        [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            11,026,728 shares of common stock(1)
                  --------------------------------------------------------------
   BENEFICIALLY   8     SHARED VOTING POWER

     OWNED BY           --
                  --------------------------------------------------------------
       EACH       9     SOLE DISPOSITIVE POWER

     REPORTING          11,026,728 shares of common stock(1)
                  --------------------------------------------------------------
      PERSON      10    SHARED DISPOSITIVE POWER

       WITH             --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,026,728 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications Fund II, L.P., Dolphin Communications Parallel Fund II (Netherlands), L.P., Dolphin Communications, L.L.C. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                   13D                          Page 8 of 12

                      [Repeat following page as necessary]

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE
      PERSONS (ENTITIES ONLY)

               Dolphin Communications I, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

               AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(D) OR 2(E)                                                    [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF     7     SOLE VOTING POWER

     SHARES             1,733,730 shares of common stock(1)
                  --------------------------------------------------------------
  BENEFICIALLY    8     SHARED VOTING POWER

   OWNED BY             --
                  --------------------------------------------------------------
     EACH         9     SOLE DISPOSITIVE POWER

   REPORTING            1,733,730 shares of common stock(1)
                  --------------------------------------------------------------
    PERSON        10    SHARED DISPOSITIVE POWER

     WITH               --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,733,730 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        2.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications, Fund, L.P., Dolphin Communications Parallel Fund, L.P., Dolphin Communications, L.P. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                    13D                          Page 9 of 12
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [X]

                                                          (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                        [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            11,026,728 shares of common stock(1)
                  --------------------------------------------------------------
   BENEFICIALLY   8     SHARED VOTING POWER

     OWNED BY           --
                  --------------------------------------------------------------
       EACH       9     SOLE DISPOSITIVE POWER

     REPORTING          11,026,728 shares of common stock(1)
                  --------------------------------------------------------------
      PERSON      10    SHARED DISPOSITIVE POWER

       WITH             --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,026,728 shares of common stock(1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications Fund II, L.P., Dolphin Communications Parallel Fund II (Netherlands), L.P., Dolphin Communications II, L.P. and Richard Brekka.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                    13D                        Page 10 of 12
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard Brekka
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                        [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES                  12,760,458 shares of common stock (1)

   BENEFICIALLY
                  --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER

       EACH                   --
                  --------------------------------------------------------------
     REPORTING    9     SOLE DISPOSITIVE POWER

      PERSON                  12,760,458 shares of common stock (1)

       WITH
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                              --
--------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            12,760,458 shares of common stock (1)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            15.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IN
================================================================================

(1) Shares also reflected on the cover pages for Dolphin Communications Fund, L.P., Dolphin Communications Parallel Fund, L.P., Dolphin Communications Fund II, L.P., Dolphin Communications Parallel Fund II (Netherlands), L.P., Dolphin Communications, L.P., Dolphin Communications II, L.P., Dolphin Communications I, L.L.C. and Dolphin Communications, L.L.C.

 *  SEE INSTRUCTIONS.

CUSIP No. 817253107                                               Page 11 of 12

      This Amendment Number 4 to Schedule 13D is filed by Dolphin Communications Fund, L.P., a Delaware limited partnership ("Dolphin Fund I"), Dolphin Communications Parallel Fund, L.P., a Delaware limited partnership ("Dolphin Parallel I"), Dolphin Communications Fund II, L.P., a Delaware limited partnership ("Dolphin Fund II"), Dolphin Communications Parallel Fund II (Netherlands), L.P. ("Dolphin Parallel II"), Dolphin Communications, L.P., a Delaware limited partnership ("Dolphin Communications"), Dolphin Communications II, L.P., a Delaware limited partnership ("Dolphin Communications II"), Dolphin Communications I, L.L.C., a Delaware limited liability company ("Dolphin I LLC"), Dolphin Communications, L.L.C., a Delaware limited liability company ("Dolphin LLC") and Richard Brekka, an individual ("Brekka") and amends the
Schedule 13D dated January 29, 2003, as amended (the "Initial Schedule 13D"), filed by Brekka, Dolphin Fund I, Dolphin Parallel I, Dolphin Communications, Dolphin I, LLC, Dolphin Fund II, Dolphin Parallel II, Dolphin Communications II, Dolphin LLC, Epoch Hosting, Inc., a Delaware corporation, Epoch Networks, Inc., a California corporation, and Epoch Holdings, Inc., a Delaware corporation, (together, the "Reporting Persons"). Capitalized terms used herein but not defined shall have the meaning ascribed thereto in the Initial Schedule 13D.
All items not described herein remain as previously reported in the Initial
Schedule 13D.

            This Amendment Number 4 to Schedule 13D is being filed solely for the purpose of updating the amount of securities beneficially owned by the Reporting Persons. All Convertible Notes and all Warrants owned by the Reporting Persons have been converted and exercised respectively. In December 2004, the Epoch entities were dissolved, and their shares of VitalStream's common stock were allocated to Dolphin Fund II (1,341,614 shares), Dolphin Parallel II (150,726 shares), Dolphin Fund I (1,657,826 shares) and Dolphin Parallel I (698,594 shares).

Cusip No. 817253107

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

        See the cover pages hereto.

        The Reporting Persons filing this Schedule 13D/A own, in the aggregate, 12,760,458 shares of common stock of the issuer, representing 15.2% of the total outstanding shares of the issuer, based upon a total of 83,754,939 shares outstanding at February 3, 2006, according to a
        Schedule 14C filed by the issuer with the Securities and Exchange Commission on March 9, 2006.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A    --    Group Agreement

                                   SIGNATURES

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  March 13, 2006

                                 DOLPHIN COMMUNICATIONS FUND, L.P.

                                 By:    Dolphin Communications, L.P.,
                                        Its General Partner

                                 By:    Dolphin Communications I, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard Brekka
                                            _________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS PARALLEL FUND, L.P.

                                 By:    Dolphin Communications, L.P.,
                                        Its General Partner

                                 By:    Dolphin Communications I, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS FUND II, L.P.

                                 By:    Dolphin Communications II, L.P.,
                                        Its General Partner

                                 By:    Dolphin Communications, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard J. Brekka
                                            _________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS PARALLEL FUND
                                 II (NETHERLANDS), L.P.

                                 By:    Dolphin Communications II, L.P.,
                                        Its General Partner

                                 By:    Dolphin Communications, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard J. Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS, L.P.

                                 By:    Dolphin Communications I, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS I, L.L.C.

                                        By: /s/ Richard Brekka
                                            _________________________________
                                            Name:  Richard J. Brekka
                                            Title:  Managing Member

                                 DOLPHIN COMMUNICATIONS II, L.P.

                                 By:    Dolphin Communications, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard J. Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS, L.L.C.

                                        By: /s/ Richard J. Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  Managing Member

                                 RICHARD BREKKA

                                            /s/ Richard J. Brekka
                                            __________________________________